Exhibit 99.1

Akoustis Technologies, Inc.

PRO FORMA CONSOLIDATED BALANCE SHEET

(Unaudited)

		Pro Forma		As Adjusted
	December 31, 2016	Adjustments	Note Reference	December 31, 2016
ASSETS
Assets
Cash and cash equivalents	$5,001,466	$6,299,035	(1) (2)	$11,300,501
Accounts receivable	29,000			29,000
Inventory	43,185			43,185
Prepaid expenses	93,249			93,249
Total Current Assets	5,166,900	6,299,035		11,465,935

Property and equipment, net	625,580			625,580
Intangibles, net	107,771			107,771
Other Assets	20,715			20,715
Total Assets	$5,920,966	$6,299,035		$12,220,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$918,370			$918,370
Deferred revenue	29,000			29,000
Total Current Liabilities	947,370			947,370

Long-term liabilities
Derivative Liabilities	396,828	-		396,828
Total Liabilities	1,344,198	-		1,344,198

Stockholders' Equity
Preferred stock, par value $0.001: 5,000,000 shares authorized; none issued and outstanding	-			-
Common stock, $0.001 par value; 45,000,000 shares authorized; 16,569,978 shares issued and outstanding at December 31, 2016, and 17,958,974 on a pro forma basis at December 31, 2016	16,570	1,389	(1) (2)	17,959
Additional Paid In Capital	16,703,677	6,297,646	(1) (2)	23,001,323
Accumulated Deficit	(12,143,479)	-		(12,143,479)
Total Stockholders' Equity	4,576,768	6,299,035		10,875,803
Total Liabilities and Stockholders' Equity	$5,920,966	$6,299,035		$12,220,001

NOTES TO THE PROFORMA CONSOLIDATED BALANCE SHEET:

This Pro Forma Balance Sheet reflects the Akoustis Technologies, Inc. (AKTS) Balance Sheet as reported in the Company's 10-Q for the quarter ended December 31, 2016, filed with the Securities and Exchange Commission on February 14, 2017, adjusted to reflect the closings of the 2016-2017 Offering held on January 18, 2017 and February 7, 2017, as described below:

PRO FORMA ADJUSTMENTS:

(1)	On January 18, 2017, there was an increase in cash related to the sale of 1,258,996 shares of common stock at $5.00 per share, net of commissions and fees of $605,195, and the issuance of placement agent warrants for 123,900 shares of common stock.
(2)	On February 7, 2017, there was an increase in cash related to the sale of 130,000 shares of common stock at $5.00 per share, net of commissions and fees of $40,750, and the issuance of placement agent warrants for 7,350 shares of common stock.